Exhibit 99.1

For Release April 26, 2004—1:30 p.m. PDT	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,

ANNOUNCES RECORD 2004 FIRST QUARTER EARNINGS

Spokane, Washington, April 26, 2004 – Sterling Financial Corporation (NASDAQ:STSA) today announced core earnings of $12.9 million, or $0.62 per diluted share, for the quarter ended March 31, 2004.  This compares with core earnings of $7.9 million, or $0.57 per diluted share, for the quarter ended March 31, 2003.  Core earnings exclude merger and acquisition costs, net gains on sales of securities, and a charge for costs related to early repayment of debt, net of tax.  Including these items, earnings were $12.0 million, or $0.57 per diluted share, for the first quarter of 2004.  This compares with earnings of $7.8 million, or $0.55 per diluted share, for the prior year’s comparable quarter.  This increase in earnings reflects continued increases in net interest income and other income that were primarily due to the recently completed merger of Klamath First Bancorp, Inc. (“Klamath”) into Sterling.

Harold B. Gilkey, chairman and CEO, said, “We are extremely pleased with the results of the first quarter in which we substantially completed the integration of Klamath and its employees.  Sterling’s unique Hometown Helpful® business model continued to produce strong top-line revenue growth.  Strong deposit growth and positive operating leverage produced another record quarter of performance.”

A reconciliation of reported earnings per share has been provided in Exhibit A.  Management believes that this presentation of non-GAAP core earnings numbers provides useful information to investors regarding the company’s financial condition and results of operations, as core earnings are widely used for comparison purposes in the financial services industry.

FIRST QUARTER HIGHLIGHTS

•                  Return on average tangible equity was 18.8% compared to 18.2% for the comparable quarter last year.

•                  Book value per share increased 28% to $20.98 at March 31, 2004, from $16.34 at March 31, 2003.

•                  Effective April 1, 2004, Sterling was added to the S&P SmallCap 600 Index.

•                  On January 2, 2004, Sterling completed the merger with Klamath, adding 48 branches located in Oregon and Washington and adding approximately $1.5 billion in total assets, including approximately $778 million in investments and approximately $564 million in loans.

The merger had a positive influence on the first quarter performance and resulted in growth in several areas.  To better showcase Sterling’s self-generated, organic growth, we have shown year-over-year percentage increases, excluding the recent merger, in the following highlights:

•                  Net interest income increased 23% over the first quarter of 2003.

•                  Total other income increased 42% compared to the same quarter last year.

•                  Fee and service charge income increased 32% over the prior year’s comparable period.

•                  Total loan originations increased 14% over the first quarter of 2003.

Gilkey continued,  “The closing of the merger with Klamath in early January enabled us to create a financial services company with assets in excess of $6 billion; expand our branch network to 134 branches; add approximately $1 billion in deposits; and provide for continued growth and expansion with the addition of approximately $145 million in capital.  In integrating Klamath, we have focused on continuity in customer service, retaining key employees and maintaining close ties to the communities we now serve.   We take this opportunity to again welcome the Klamath customers, shareholders and employees to the Sterling family.”

OPERATING RESULTS

Net Interest Income

Sterling reported net interest income of $45.7 million for the three months ended March 31, 2004, which represented a 60% increase compared to $28.6 million for the same period in the prior year.  The year-over-year increase was due to an increase of $2.1 billion in average earning assets, primarily in loans and asset-backed securities.  Sterling’s net interest margin of 3.33% for the first quarter of 2004 showed a decrease of 3 basis points over last year’s comparable period, primarily reflecting the dilutive effect of the merger and continued refinancing in the residential and commercial real estate portfolios.

Other Income

Fee and service charge income increased by 93% to $8.3 million for the quarter, up from $4.3 million for the same period one year ago.  This increase was primarily due to increases in the number of transaction accounts and in the volume of transaction account fees.  Sterling had nearly 146,000 transaction accounts at March 31, 2004, an increase of almost 63,000 accounts from March 31, 2003; most of this increase is primarily from accounts acquired in the recent merger.

Income from mortgage banking operations for the three months ended March 31, 2004, was $1.2 million, compared with $2.2 million for the same period in 2003.  The decrease was primarily due to a lower volume of residential refinancing compared to the prior year.  Management believes that the increasing commercial real estate originations will serve to balance out mortgage banking income in future periods.

Operating Expenses

Total operating expenses were $37.7 million for the three months ended March 31, 2004, compared with $21.4 million for the three months ended March 31, 2003, an increase of 76%.  The year-over-year increase was primarily due to increases in personnel, occupancy, advertising expenses and $3.9 million in merger and acquisition costs.  Full-time equivalent employees have increased year-over-year to 1,533 full-time equivalents at March 31,

2004, an increase of 503 full-time equivalents.  Nearly two-thirds of this year-over-year increase can be attributed to the personnel acquired in the recent merger.

Commenting on operating expenses and efficiency, Mr. Gilkey stated, “Sterling’s annualized noninterest expenses were 2.55% of average assets for the first quarter of 2004, which compares to 2.36% for the same period in 2003.  However, the efficiency ratio increased to 64.4%, as compared to 60.0% in the first quarter of 2003.  The increase in both ratios was anticipated with the merger, but our goal is to improve the efficiency ratio to below 60.0% by the end of the year.”

Performance Ratios

Return on average tangible equity was 18.8% for the three months ended March 31, 2004, compared with 18.2% for the same period in 2003.  Average tangible equity represents total shareholder’s equity reduced by goodwill and other intangible assets.  Return on average equity was 12.0% for the three months ended March 31, 2004, compared to 14.5% for the same period in 2003.  The decrease primarily reflected the addition of approximately $145 million in capital from the Klamath merger.  Return on average assets was 0.81% for the three months ended March 31, 2004, compared to 0.86% for the same period in 2003.  The decrease was primarily due to the addition of approximately $1.5 billion in lower-yielding assets from the Klamath merger.   On a core operating basis, return on average assets was 0.87% for the first quarters of 2004 and 2003.

Lending

Total loan originations for the quarter ended March 31, 2004 were $590.0 million compared to $479.9 million in the first quarter of 2003, an increase of 23%.  It should also be noted that total loan originations increased in spite of an expected decrease in residential loan originations.  Sterling’s corporate and business banking loan originations were $186.6 million, a 54% increase from the first quarter of 2003.  Of the total loan originations, $443.1 million, or approximately 75%, were from construction, business banking, corporate banking and consumer loans.

Sterling’s primary strength is in building customer relationships and growing market share in deposits, loans and related services.  Sterling’s loan growth has been directly related to the significant increase in branch locations, market expansion and the addition of lending personnel.

At March 31, 2004, Sterling’s net loans receivable increased to $3.58 billion, up from $2.91 billion at December 31, 2003.   Excluding the $564 million of acquired loans in the recent merger, this represents a 19% increase year-over-year.  Corporate and business banking loan balances have increased by $502.8 million, or 71% year-over-year and now represent nearly 34% of net loans receivable, compared to 28% at the end of the first quarter last year.  Corporate and business banking loan growth is one of the areas that reflects Sterling’s organic growth with a 40% increase year-over-year.

Credit Quality

Mr. Gilkey said, “In the past quarter, we continued to successfully manage problem assets.  At March 31, 2004, total nonperforming assets were $31.9 million, or 0.52% of total assets.  This compares favorably with the first quarter 2003 level of $28.2 million, or 0.74% of total assets.  The decrease in this ratio was primarily due to the increase in total assets from the recent merger.”

Classified assets were $93.3 million at March 31, 2004, an increase compared to $84.8 million at December 31, 2003, and compared to $73.3 million at March 31, 2003.  However, the loan delinquency ratio decreased to 0.83% of total loans, compared to 0.90% of total loans at December 31, 2003 and March 31, 2003.  Classified assets increased primarily because of delinquency on certain large loans.  However, we do not anticipate any significant losses in these classified assets, although there can be no assurances.

Sterling’s loan charge-off ratio showed a slight increase but remained at a very modest level.  The annualized level of charge-offs to average loans was 0.17% for the first quarter, up from 0.14% at December 31, 2003, and up from 0.07% at March 31, 2003.

Sterling’s provision for loan losses was $2.9 million for the three months ended March 31, 2004, compared with $2.3 million for the same period in 2003.  At March 31, 2004, the loan loss allowance totaled $43.6 million and was 1.21% of total loans at March 31, 2004.  This compares with an allowance of $30.6 million, or 1.19% of total loans at March 31, 2003.

Mr. Gilkey said, “Despite the sluggishness of economic and financial markets on a national level and some specific influences on the Pacific Northwest economy, our local markets remain strong.  Our loan demand is steady, largely driven by commercial construction and business banking, and our credit quality statistics are still favorable, even though they are a bit higher than we would like to see.  Our ratios of nonperforming loans and assets are acceptable, but we thought it prudent to continue to increase our allowance for loan losses considering the increase and the continuing change in our loan portfolio.  Sterling’s emphasis on credit quality is evidenced by these ratios, and we will continue to exercise prudent lending practices and closely monitor asset quality as we continue through 2004.”

Balance Sheet and Capital Management

At March 31, 2004, Sterling’s total assets were $6.10 billion, up from the prior year’s comparable period of $3.82 billion.  Shareholders’ equity at March 31, 2004 was $430.3 million, up significantly from the previous year’s total of $241.1 million.  This increase primarily reflects the addition of approximately $145 million in equity from the Klamath merger and retained earnings.  In addition, Sterling’s risk-based capital ratios continued to exceed the “well-capitalized” requirements.  As of March 31, 2004, Sterling’s book value per share had increased 28% to $20.98 from $16.34 at the same period one year ago.

GOODWILL LITIGATION

In May 1990, Sterling sued the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”).  In the Goodwill Litigation, Sterling seeks damages for, among other things, breach of contract and for deprivation of property without just compensation.

In September 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment as to liability on its contract claim, holding that the United States Government owed contractual obligations to Sterling with respect to its acquisition of three failing regional thrifts during the 1980s and had breached its contracts with Sterling.  Sterling is waiting for a trial date to be set to determine what amount, if any, the government must pay in damages for its breach.  The timing and ultimate outcome of the Goodwill Litigation cannot be predicted with certainty.  Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses at recent levels over the next one to two years.

OUTLOOK

Mr. Gilkey added, “The integration of the Klamath branch network is running smoothly and is on track with regard to timing and our financial projections. This merger was truly transformational for Sterling in strengthening our leadership position in the Pacific Northwest.  I believe we are also balancing our near-term objective of cost containment with our need to make long-term strategic investments.

“Sterling’s first quarter results demonstrate that our commercial banking model continues to capture market share from the competition.  We believe that we can replicate this model as we increase profitability and capitalize on our increased presence in the Oregon marketplace.

“We are proud to report that the success of our “Perfect Fit” banking products and Hometown Helpful® approach has contributed to a strong loan pipeline, a solid loan portfolio, and strong liquidity and capital.  Our extensive Pacific Northwest network of branches, corporate banking centers, business banking offices and subsidiaries are all working together to contribute to our bottom line.  The core components of the organization remain strong, and we remain particularly pleased with our strategic positioning as a leader in community banking in the Pacific Northwest.”

FIRST QUARTER EARNINGS CONFERENCE CALL

Sterling will host a conference call for investors on April 27, 2004, at 8:00 a.m. Pacific Daylight Time to discuss Sterling’s financial results.  To participate in the conference call, domestic callers should dial (210) 234-0002 approximately five minutes before the scheduled start time.  You will be asked to identify yourself to the operator and provide the password “STERLING” to enter the call.  A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing (402) 220-3524.  The continuous replay will be offered through May 21, 2004, at 2:00 p.m. Pacific Daylight Time.

In addition, the Sterling First Quarter 2004 Earnings Conference Call is being made available on-line at Sterling’s web site, www.sterlingsavingsbank.com. To access the audio web cast presentation, click on “Investor Relations,” then click on the live audio web cast icon.

ANNUAL MEETING

The Annual Meeting of Shareholders of Sterling Financial Corporation will be held on Tuesday, April 27, 2004 at 10:00 a.m. Pacific Daylight Time at the Spokane Agricultural Trade Center in Spokane, Washington.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank (“Sterling Savings”).  Sterling Savings is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings, based in Spokane, Washington, has branches throughout Washington, Oregon, Idaho and Montana.  Through Sterling’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Arizona and Montana.  Sterling’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities, through regional representatives throughout Sterling’s branch network.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to our future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about: (i) the benefits of the merger between Sterling and Klamath, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; and (ii) our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates which may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.